Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

PECO II, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-46246, 333-48690, 333-133107, and 333-133112 ) of PECO II, Inc. of our report dated March 30, 2005, with respect to the consolidated statements of operations, shareholders’ equity, and cash flows of PECO II, Inc. for the year ended December 31, 2004, and the related financial statement schedule, which report appears in the December 31, 2004, annual report on Form 10-K of PECO II, Inc.

/s/ KPMG LLP

Columbus, Ohio

March 29, 2007